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                                                        EXHIBIT 10.47
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                                                                August 22, 1995









Ms. Marilyn M. Hoppe
16426 S. 41st Street
Phoenix, AZ 85044

Dear Ms. Hoppe:

Further to recent discussions, we are pleased to offer you the position of Vice President, Revenue Management subject to your election by TWA's Board of Directors.

-   Your annual salary will be $135,000.

- You will be paid a lump sum "signing bonus" of $20,000 less applicable withholdings, within (30) days of your election by TWA's Board of Directors.

- You will be eligible to participate in the Key Employee Stock Incentive Plan ("Plan"). The terms and conditions of your initial grant will be at a level no less than 20,000 options.

- As an elected Corporate Officer, you and your eligible family members will be entitled to card-type Class 1 "term" passes, generally permitting positive space first class travel, without charge, on TWA routes worldwide.

- You and your eligible dependents will be covered by TWA's Company paid comprehensive Medical and Dental Plan, on the same terms and conditions applicable to other officers. As an Officer, you will also be covered by TWA's Company-paid Travel Accident Insurance Program.

- You will be eligible for coverage under TWA's Group Term Life Insurance. Under this plan, TWA provides Basic Life Insurance of $50,000 at no cost to you. Assuming you are insurable at standard rates, you also have two options for purchasing Additional Group Term Life Insurance in an amount up to three times your annual salary, less the Basic $50,000. The monthly cost of this Additional Life Insurance is currently $4.50 per $10,000.

- You will be eligible to participate in TWA's Voluntary Personal Accident Insurance Plan. The maximum coverage is currently $150,000 at a cost of $6.60 per month.

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             Marilyn M. Hoppe
             August 22, 1995
             Page 2






         - You will be covered for long-term disability protection pursuant to plan provisions at standard rates and subject to standard conditions.

         - You will be eligible to participate in any and all applicable officer related programs.

        - You will devote the whole of your business time to the business and affairs of, and to advance the best interest of, TWA.

        - While your responsibilities will require that you divide your work on TWA's system, your principle work place will be at St. Louis. The company will provide you with assistance as described in detail in the attached copy of the Company's 1995 Class "A" Relocation Policy for Management Employees. Additionally, the Company will reimburse reasonable and actual temporary lodging and transportation expenses for up to six (6) months.

        -    You will be eligible for three weeks vacation.

        -    The term of your employment will begin on or about September
             1, 1995, (the "Commencement Date"), and will be for an indefinite period, subject to TWA's right of termination without cause, with twelve (12) months' severance pay. Notwithstanding the foregoing, TWA may terminate your employment for cause, as such term is defined herein, at any time without advance notice, in which event TWA will have no further obligations to you except for accrued or unpaid salary earned by you, through and including the effective date of such termination. "Cause" shall mean (1) the Executive is convicted of a felony, or a misdeameanor involving moral turpitude, or (2) the Board of Directors determines in good faith that the Executive has (a) materially failed or refused to perform competently her duties and responsibililties (after notice and opportunity to cure if such material failure or refusal can be cured), or (b) have breached her duty of loyalty to, or committed any act of fraud, theft or dishonesty against the Company or any of its affiliated Companies. In order to terminate your employment, you agree that you must give TWA thirty (30) days advance written notice. If you fail to do so, you forfeit all unaccrued rights and benefits to which you might otherwise be entitled under this or any related agreement and TWA will have no further obligations to you except for unpaid salary earned by you through and including the effective date of such termination.

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Marilyn M. Hoppe
August 22, 1995
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Regardless of the cause, you agree that, for a period of one year following termination of your employment by TWA, you shall not 1) publicly disparage TWA or ii) directly or indirectly solicit or offer employment or otherwise engage the services of any individual who was a TWA management employee during the last three months of your employment by TWA.

Please return the copy of this letter indicating your agreement by signing below.

                                        Sincerely,


                                        /s/ C.J. Thibaudeau

                                        C.J. Thibaudeau

I understand and accept the terms and conditions of this letter.


/s/ Marilyn M. Hoppe
----------------------
Marilyn M. Hoppe



Attachment


cc:     M. Coleman
        J. Erickson
        R. Magurno